Exhibit 99.1

For Immediate Release
June 11, 2020

PNM Exits Palo Verde Leases
Optimizing Carbon-Free Resources to Maximize Renewables and Reduce Customer Costs

(ALBUQUERQUE, N.M.) – PNM, the wholly owned New Mexico utility subsidiary of PNM Resources (NYSE: PNM), announced today that it will exit its leases for 114 megawatts of Palo Verde Nuclear Generating Station (Palo Verde) capacity. The replacement of this leased capacity allows PNM to integrate more renewable resources that provide the best value to customers and support the path to emissions-free energy by 2040.

“Today’s announcement demonstrates another way that we are optimizing PNM’s portfolio to deliver additional low-cost renewables to customers,” said Pat Vincent-Collawn, PNM Resources’ chairman, president and CEO. “The increase in renewables combined with ongoing nuclear ownership will maximize cost savings to customers and is essential to achieving our plans of emissions-free energy by 2040.”

Palo Verde produces reliable, carbon-free energy that continues to be an integral part of PNM’s resource portfolio. PNM’s continued ownership in Palo Verde (288 megawatts) provides carbon-free energy to meet customer needs every hour of every day. As part of the transformation of its generation portfolio, PNM is working to balance the appropriate level of baseload generation with additional low-cost renewables and flexible resources that align with intermittent customer usage. The expiration of these leases provided another opportunity to optimize this balance and deliver a low-cost, reliable system that maximizes the benefits to customers and the environment.

PNM plans to issue an RFP in order to replace the capacity from the leases by mid-2023. PNM will request approval for abandonment of the capacity and propose its recommended replacement plan based on the RFP results through a filing with the New Mexico Public Regulation Commission (NMPRC) in the first quarter of 2021.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2019 consolidated operating revenues of $1.5 billion. Through its regulated utilities, PNM and TNMP, PNM Resources has approximately 2,761 megawatts of generation capacity and provides electricity to approximately 790,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:
Analysts       Media
Lisa Goodman       Ray Sandoval
(505) 241-2160       (505) 241-2782

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release for PNM Resources, Inc. (“PNMR”), Public Service Company of New Mexico (“PNM”) and Texas-New Mexico Power Company (“TNMP”) (collectively, the “Company”) that relate to future events or expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. The Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, the Company cautions readers not to place undue reliance on these statements. The Company’s business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond its control, that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K, Form 10-Q filings and the information included in the Company’s Forms 8-K with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

(END)